FOR IMMEDIATE RELEASE

CONTACT:     Roy Estridge. EVP/CFO

Valley Commerce Bancorp

(559) 622-9000

VALLEY COMMERCE BANCORP REPORTS RECORD RESULTS FOR 2006

VISALIA, Calif., January 26, 2007/ -- Valley Commerce Bancorp (OTCBB: VCBP), a bank holding company and the parent company of Valley Business Bank, today reported unaudited consolidated net income of $2,956,000 or $1.28 per diluted share for the year ended December 31, 2006, compared to $2,163,000, or $0.94 per diluted share for 2005. Return on average assets for 2006 was 1.22% compared to 1.05% for 2005, while return on average equity for 2006 was 12.6% compared to 10.4% for 2005. Net income, earnings per share, and return on assets were all records for the Company.

“We are quite pleased to announce these record results and to report that we are entering 2007 with a high quality loan portfolio,” stated Don Gilles, President and CEO. “There will be a number of challenges that the banking industry will face in 2007 but as far as Valley Business Bank is concerned, the upcoming year looks to be an exciting time as new ideas put into action bring added value to our customers.”

The Company’s consolidated total assets grew to a record $264 million at December 31, 2006, a $36 million or 16% increase over the prior year end total of $228 million. At December 31, 2006, net loans totaled $182 million, a $32 million or 22% increase over the December 31, 2005 total of $150 million. Total deposits at December 31, 2006 totaled $208 million, a $15 million or 8% increase over the December 31, 2005 total of $193 million.

Net interest income for 2006 was $11.2 million compared to $9.8 million recorded in 2005, an increase of $1.4 million or 14%. The Company’s net interest margin decreased to 5.15% for 2006 from 5.23% for 2005. The decrease in margin was the result of rising interest costs for deposits and other funding sources which outpaced the rise in asset yields during 2006. Although the series of Fed funds rate increases begun in 2004 was discontinued in mid-2006, funding costs continued to rise through the end of the year.

For the quarters ended December 31, 2006 and 2005, the Company earned $0.32 and $0.31 per diluted share, respectively. Fourth quarter 2006 earnings were $746,000 compared to $710,000 achieved in the comparable quarter of 2005, an increase of $36,000 or 5 percent. Net interest income decreased by $0.1 million to $2.7 million from $2.8 million for the quarters ended December 31, 2006 and 2005, respectively, as increases in the costs of funds offset the growth of earning assets.

The allowance for loan losses totaled $1.7 million or 0.9% of total loans at December 31, 2006. This compared to $1.8 million or 1.2% of total loans at December 31, 2005. Based upon management’s assessment of the adequacy of the allowance for loan losses and the strong credit quality of the loan portfolio, no loan loss provision was recorded during 2006 compared to a loan loss provision for 2005 of $369,000. The Company’s net loan charge-offs for 2006 and 2005 were $21,000 and $3,000, respectively.

The Company had no non-performing assets at December 31, 2006 compared to non-performing assets of $21,000, or 0.01% of total loans, at December 31, 2005.

Non-interest income during the three- and twelve-month periods ended December 31, 2006 totaled $307,000 and $996,000, respectively. Non-interest income for the same periods in 2005 was $173,000 and $888,000, respectively. Non-interest income increased in 2006 due to rising service charges and mortgage loan brokerage fees, increased dividend income from the Federal Home Loan Bank, and expanded use of bank owned life insurance.

Non-interest expense during the three- and twelve-month periods ended December 31, 2006 totaled $1.9 million and $7.7 million, respectively. Non-interest expense for the same periods in 2005 was $1.8 million and $6.8 million, respectively. The increase in non-interest expense was due primarily to increased employee-related costs associated with the Company’s growth.

Valley Commerce Bancorp had 2,215,765 shares of common stock outstanding at December 31, 2006. The balance of stockholders’ equity increased to $25.3 million at December 31, 2006 from $21.9 million at December 31, 2005 due primarily to the retention of earnings during the 12 month period which totaled $2,956,000. The book value per share was $11.43 at December 31, 2006, compared to $10.00 at December 31, 2005. All per share data has been adjusted for the 5% stock dividend issued in May 2006.

Valley Business Bank celebrated completion of its tenth year of operations in April 2006. Valley Business Bank has branch offices in Visalia, Fresno, Woodlake, and Tipton, and a loan production office in Tulare.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ’s Over The Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton. The Bank also operates a loan production office in Tulare. Additional information about Valley Business Bank is available from the Bank’s website at http://www.valleybusinessbank.net.

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp’s future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Condensed Consolidated Balance Sheet (in Thousands) (Unaudited)	As of December 31,
	2006	2005
Assets
Cash and Due from Banks	$13,266	$17,733
Federal Funds Sold	-	1,885
Available-for-Sale Investment Securities	55,298	50,391
Loans (net)	182,332	149,991
Bank Premises and Equipment (net)	1,832	1,223
Cash Surrender Value of Bank Owned Life Insurance	5,935	2,781
Other Assets	4,989	4,007
TOTAL ASSETS	$263,652	$228,011

Liabilities & Equity
Non-Interest Bearing Deposits	$63,020	$75,419
Interest Bearing Checking	75,293	63,549
Time Deposits	69,263	53,613
Total Deposits	207,576	192,581
Short-Term Debt	17,600
Long-Term Debt	8,548	9,140
Junior Subordinated Deferrable Interest Debentures	3,093	3,093
Other Liabilities	1,513	1,288
Total Liabilities	238,330	206,102
Shareholders’ Equity	25,322	21,909
TOTAL LIABILITIES & EQUITY	$263,652	$228,011

Condensed Consolidated Statement of Income (in Thousands except share data) (Unaudited)	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005

Interest Income	$4,538	$3,657	$16,750	$12,504
Interest Expense	1,794	826	5,561	2,683
NET INTEREST INCOME	2,744	2,831	11,189	9,821
Provision for Loan Losses	-	-	-	369
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,744	2,831	11,189	9,452
Non-interest Income	307	173	996	888
Non-interest Expenses	1,923	1,847	7,653	6,810
INCOME BEFORE INCOME TAXES	1,128	1,157	4,532	3,530
Income Taxes	382	447	1,576	1,367
NET INCOME	$746	$710	$2,956	$2,163
EARNINGS PER SHARE - BASIC*	$0.34	$0.32	$1.34	$1.00
EARNINGS PER SHARE - DILUTED*	$0.32	$0.31	$1.28	$0.94
SHARES OUTSTANDING - END OF PERIOD*	2,216	2,192	2,216	2,192
*All share and earnings per share data have been restated for a 5% stock dividend issued in May 2006.